The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated May 23, 2019

Pricing Supplement dated May , 2019 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571 Barclays Bank PLC Trigger Yield Notes

Linked to 3-Month USD LIBOR due on or about May 28, 2020

Investment Description

The Trigger Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to 3-Month USD LIBOR (the “Reference Rate”). On a quarterly basis, the Issuer will pay you a coupon (the “Quarterly Coupon”) on each Coupon Payment Date regardless of the performance of the Reference Rate. Unlike ordinary debt securities, the Notes do not guarantee any return of principal at maturity. If the Reference Rate on the Final Valuation Date (the “Final Reference Rate”) is greater than or equal to the Downside Threshold (which is 75% of the Initial Reference Rate), the Issuer will repay the principal amount of the Notes at maturity plus the Quarterly Coupon otherwise due. However, if the Final Reference Rate is less than the Downside Threshold, in addition to the Quarterly Coupon otherwise due, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss of principal equal to the negative Reference Rate Return. In this case, you will have full downside exposure to the Reference Rate from the Initial Reference Rate to the Final Reference Rate, and could lose all of your principal. An investment in the Notes is highly risky. Because, if the Final Reference Rate is less than the Downside Threshold, the payment at maturity will be based on the percentage change of the Reference Rate from the Initial Reference Rate to the Final Reference Rate, and a very small absolute percentage point change in the Reference Rate can result in a significant loss on the Notes. For example, assuming a hypothetical Initial Reference Rate of 2.50000% and a hypothetical Downside Threshold of 1.87500% (75% of the hypothetical Initial Reference Rate), if the Final Reference Rate were to decline by only 1.75000 percentage points to 0.75000%, while the absolute percentage point change in the Reference Rate is only 1.75000%, that movement actually represents a 70% decline from the hypothetical Initial Reference Rate to the hypothetical Final Reference Rate, and you would lose 70% of your principal. If the Final Reference Rate is zero or negative, you will lose all of your principal. Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal. The Final Reference Rate is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to the Quarterly Coupons paid on the Notes, and you will not participate in any increase in the Reference Rate. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-5 of this pricing supplement) by the relevant U.K. resolution  authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features

❑    Quarterly Coupon: The Issuer will pay you a Quarterly Coupon on each Coupon Payment Date regardless of the performance of the Reference Rate. In exchange for the opportunity to receive the Quarterly Coupons, you are accepting the risk of losing some or all of your principal amount and the credit risk of the Barclays Bank PLC for all payments under the Notes.

❑    Downside Exposure with Contingent Repayment of Principal at Maturity: If the Final Reference Rate is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Reference Rate is less than the Downside Threshold, in addition to the Quarterly Coupon otherwise due, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss of principal equal to the negative Reference Rate Return. The Final Reference Rate is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates[1]
Trade Date:	May 23, 2019
Settlement Date:	May 28, 2019
Coupon Payment Dates:	Quarterly
Final Valuation Date:	May 22, 2020
Maturity Date:	May 28, 2020
[1] Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Coupon Payment Dates, the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date. In addition, the Coupon Payment dates, the Final Valuation Date and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-7 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE RATE. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-5 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Yield Notes linked to 3-Month USD LIBOR. The Coupon Rate will be set and the Initial Reference Rate and and corresponding Downside Threshold will be determined on the Trade Date. The Initial Reference Rate will be the Reference Rate on the Trade Date. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.

Reference Rate	Coupon Rate per annum	Initial Reference Rate	Downside Threshold	CUSIP/ ISIN
3-Month USD LIBOR	11.00% to 12.00%	•	75% of the Initial Reference Rate (rounded to five decimal places)	06747MVW3 / US06747MVW36

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	$0	$1,000
Total	$•	$•	$•
[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $940.00 and $980.00 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.

[2]	All sales of the Notes will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $1,000 per Note and will not receive a sales commission. See “Supplemental Plan of Distribution” on page PS-16 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.

When you read the prospectus supplement note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Trigger Yield Notes that are offered hereby, unless the context otherwise requires.

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Calculation Agent will determine 3-Month USD LIBOR on any relevant London business day (as defined in the accompanying prospectus supplement) as follows:

As of any London business day, 3-Month USD LIBOR will be the arithmetic mean of the offered rates for three-month deposits in U.S. dollars, commencing on the second following London business day, that appear on the Designated Screen Page as of 11:00 a.m., London time, on that London business day, if at least two offered rates appear on the Designated Screen Page; except that if the Designated Screen Page, by its terms provides only for a single rate, that single rate will be used.

“Designated Screen Page” means Reuters page “LIBOR01”, or any other page displayed by Reuters, Bloomberg or any other service as may replace that page for the purpose of displaying the London interbank rates of major banks for U.S. dollars published by the administrator of 3-Month USD LIBOR.

If (i) fewer than two offered rates appear on the Designated Screen Page and the Designated Screen Page does not by its terms provide only for a single rate or (ii) no rate appears on the Designated Screen Page and the Designated Screen Page by its terms provides only for a single rate, then the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for the rate of interest on three-month deposits in U.S. dollars commencing on the second following London business day to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that London business day and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

If at least two such quotations are provided, 3-Month USD LIBOR determined on that London business day will be the arithmetic mean of those quotations. If fewer than two such quotations are provided, 3-Month USD LIBOR will be determined for the applicable London business day as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, in New York City on that London business day, by three major banks in New York City selected by the Calculation Agent, after consultation with us, for three-month loans in U.S. dollars to leading European banks in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

If fewer than three major banks in New York City provide quotes as set forth above, then the Calculation Agent, after consulting such sources as it deems comparable to the Designated Screen Page, or any such source it deems reasonable from which to estimate 3-Month USD LIBOR, shall determine 3-Month USD LIBOR for that London business day in its sole discretion.

Notwithstanding the foregoing:

♦	If the Calculation Agent determines in its sole discretion on or prior to the relevant London business day that LIBOR for three-month deposits in U.S. dollars has been discontinued or such rate has ceased to be published permanently or indefinitely, then the Calculation Agent shall use for the relevant London business day a successor or substitute rate that it has determined in its sole discretion to be (a) the industry-accepted successor rate to the discontinued 3-Month USD LIBOR or (b) if no such industry-accepted successor rate exists, the most comparable substitute rate to the discontinued 3-Month USD LIBOR; and

♦	If the Calculation Agent has determined a successor or substitute rate in accordance with the foregoing, the Calculation Agent may make adjustments in its sole discretion to the definition of London business day and any other relevant methodology for calculating such successor or substitute rate, including, but not limited to, any adjustment it determines is needed to make such successor or substitute rate comparable to the discontinued 3-Month USD LIBOR, in a manner that is consistent with industry-accepted practices for such successor or substitute rate for debt obligations such as the Notes.

Additional Information Regarding Our Estimated Value of the Notes

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range for the Coupon Rate set forth in this pricing supplement. We determined the size of the range for the Coupon Rate based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-9 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal.

♦	You can tolerate a loss of a significant portion or all of your principal, and you are willing to make an investment that may have the full downside market risk of the Reference Rate.

♦	You understand that a very small percentage point decrease in the Reference Rate from the Initial Reference Rate to the Final Reference Rate can result in a significant loss on the Notes and that an investment in the Notes is highly risky.

♦	You believe that the Final Reference Rate is not likely to be less than the Downside Threshold and, if it is, you can tolerate a loss of a significant portion or all your principal amount.

♦	You understand and accept that you will not participate in any increase in the Reference Rate, which may be significant, and that your return potential is limited to the Quarterly Coupons paid on the Notes.

♦	You would be willing to invest in the Notes if the Coupon Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Coupon Rate will be set on the Trade Date).

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the Reference Rate.

♦	You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You understand the factors that influence the Reference Rate and interest rates generally, and you understand and are willing to accept the risks associated with the Reference Rate.

♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal.

♦	You cannot tolerate the loss of a significant portion or all of your principal, or you are not willing to make an investment that may have the full downside market risk of the Reference Rate.

♦	You do not seek an investment for which a very small percentage point decrease in the Reference Rate from the Initial Reference Rate to the Final Reference Rate can result in a significant loss on the Notes or an investment that is highly risky.

♦	You believe that the Final Reference Rate is likely to be less than the Downside Threshold and, if it is, you cannot tolerate a loss of a significant portion or all your principal amount.

♦	You seek an investment that participates in the full amount of any increase in the Reference Rate and whose return is not limited to the Quarterly Coupons paid on the Notes.

♦	You would be unwilling to invest in the Notes if the Coupon Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Coupon Rate will be set on the Trade Date).

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the Reference Rate.

♦	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦	You do not understand the factors that influence the Reference Rate or interest rates generally, or you do not understand or are not willing to accept the risks associated with the Reference Rate.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Reference Rate, please see the section titled “3-Month USD LIBOR” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2]:	Approximately 1 year
Reference Asset[3]:	3-Month USD LIBOR determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement (the “Reference Rate”)
Quarterly Coupon:

The Quarterly Coupon is a fixed amount payable quarterly based on the per annum Coupon Rate, regardless of the performance of the Reference Rate.

The Coupon Rate is between 11.00% and 12.00% per annum (or between 2.75% and 3.00% per quarter). Accordingly, the Quarterly Coupon payable on each Coupon Payment Date is between $27.50 and $30.00 per Note. The actual Quarterly Coupon amount will be based on the Coupon Rate as set on the Trade Date.

Payment at Maturity (per Note):

•    If the Final Reference Rate is greater than or equal to the Downside Threshold, the Issuer will pay the principal amount equal to $1,000 plus the Quarterly Coupon otherwise due.

•    If the Final Reference Rate is less than the Downside Threshold, the Issuer will pay the Quarterly Coupon otherwise due and will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Reference Rate from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Note, in addition to the Quarterly Coupon otherwise due, would be calculated as follows:

$1,000 + ($1,000 × Reference Rate Return)

If the Final Reference Rate is less than the Downside Threshold, your principal is fully exposed to the decline in the Reference Rate, and you will lose a significant portion or all of the principal amount of the Notes at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Coupon Payment Dates[2]:	Quarterly, on August 28, 2019, November 29, 2019, February 28, 2020 and the Maturity Date
Reference Rate Return:	Final Reference Rate – Initial Reference Rate Initial Reference Rate In no event, however, will the Reference Rate Return be less than -100%.
Initial Reference Rate:	The Reference Rate on the Trade Date
Final Reference Rate[3]:	The Reference Rate on the Final Valuation Date
Downside Threshold:	A percentage of the Initial Reference Rate, as specified on the cover of this pricing supplement
Calculation Agent:	Barclays Bank PLC
Investment Timeline
Trade Date:	The Initial Reference Rate is observed, the Coupon Rate is set and the Downside Threshold is determined.

Quarterly	The Issuer will pay you the applicable Quarterly Coupon.

Maturity Date:

The Final Reference Rate is observed and the Reference Rate Return is determined on the Final Valuation Date.

If the Final Reference Rate is greater than or equal to the Downside Threshold, the Issuer will pay the principal amount equal to $1,000 plus the Quarterly Coupon otherwise due.

If the Final Reference Rate is less than the Downside Threshold, the Issuer will pay the Quarterly Coupon otherwise due and will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Reference Rate from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Note, in addition to the Quarterly Coupon otherwise due, would be calculated as follows:

$1,000 + ($1,000 × Reference Rate Return)

If the Final Reference Rate is less than the Downside Threshold, your principal is fully exposed to the decline in the Reference Rate, and you will lose a significant portion or all of the principal amount of the Notes at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal. The Final Reference Rate is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to the Quarterly Coupons paid on the Notes, and you will not participate in any increase in the Reference Rate. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Coupon Payment Dates, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same. If the Final Valuation Date is not a London business day, the Final Valuation Date will be postponed to the immediately following London business day. In addition, a Coupon Payment Date and/or the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the Reference Rate is discontinued or ceases to be published permanently or indefinitely, the Calculation Agent will use a successor or substitute rate and the Calculation Agent may make certain adjustments to the terms of the Notes. For more information, see “Supplemental Terms of the Notes” in this pricing supplement.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	You risk losing a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. The Issuer will repay you the principal amount of your Notes only if the Final Reference Rate is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Final Reference Rate is less than the Downside Threshold, you will be exposed to the full negative Reference Rate Return and, in addition to the Quarterly Coupon otherwise due, the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a percentage loss of principal equal to the negative Reference Rate Return. Accordingly, you may lose a significant portion or all of your principal. Furthermore, because, if the Final Reference Rate is less than the Downside Threshold, the payment at maturity will be based on the percentage change of the Reference Rate from the Initial Reference Rate to the Final Reference Rate, and a very small absolute percentage point change in the Reference Rate can result in a significant loss on the Notes and an investment in the Notes is highly risky. For example, assuming a hypothetical Initial Reference Rate of 2.50000% and a hypothetical Downside Threshold of 1.87500% (75% of the hypothetical Initial Reference Rate), if the Final Reference Rate were to decline by only 1.75000 percentage points to 0.75000%, while the absolute percentage point change in the Reference Rate is only 1.75000%, that movement actually represents a 70% decline from the hypothetical Initial Reference Rate to the hypothetical Final Reference Rate, and you would lose 70% of your principal. If the Final Reference Rate is zero or negative, you will lose all of your principal.

♦	Your return potential on the Notes is limited to the Quarterly Coupons paid on the Notes, and you will not participate in any increase in the Reference Rate — The return potential of the Notes is limited to the pre-specified per annum Coupon Rate, regardless of any increase in the Reference Rate. You may be subject to the decline in the Reference Rate even though you will not participate in any increase in the Reference Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Rate.

♦	A higher Coupon Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Reference Rate, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the Reference Rate over a period of time. The greater the expected volatility at the time the terms of the Notes are set, the greater the expectation is at that time that you may lose some or all of your principal at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatility of the Reference Rate at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Reference Rate and the potential loss of some or all of your principal at maturity.

♦	Your return on the Notes (excluding Quarterly Coupons) is based on the performance of the Reference Rate, which may decline significantly during the term of the Notes, or may become negative — The Reference Rate may decline significantly during the term of the Notes, or may become negative, as a result of the factors described under “—The Reference Rate will be affected by a number of factors and may be volatile” below. An investment in the Notes is highly risky. You should not invest in the Notes if you do not understand the Reference Rate or interest rates generally.

♦	The Reference Rate will be affected by a number of factors and may be volatile — Many factors may affect the Reference Rate including, but not limited to:

♦	supply and demand among banks in London for U.S. dollar-denominated deposits with a term of approximately three months;

♦	sentiment regarding underlying strength in the U.S. and global economies;

♦	expectations regarding the level of price inflation;

♦	sentiment regarding credit quality in the U.S. and global credit markets;

♦	central bank policy regarding interest rates;

♦	inflation and expectations concerning inflation;

♦	performance of capital markets; and

♦	any statements from public government officials regarding the cessation of the Reference Rate.

These and other factors may have a negative impact on the payment at maturity and on the value of the Notes in the secondary market. As a result of these factors, the Reference Rate may be volatile, and even a very small absolute percentage point change in the Reference Rate can result in a significant loss on the Notes. Accordingly, volatility of the Reference Rate may adversely affect your return on the Notes.

♦	The Reference Rate and the manner in which it is calculated may change in the future — The Reference Rate and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks,” including those in widespread and long-standing use, have been the subject of recent international, national and other regulatory scrutiny and initiatives and proposals for reform. Some of these reforms are already effective while others are still to be implemented or are under consideration. There can be no assurance that the method by which the Reference Rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the Reference Rate and thus have a negative impact on the payment at maturity and on the value of the Notes in the secondary market.

♦	Uncertainty about the future of LIBOR may adversely affect the Notes — On July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, and it is impossible to predict the effect of any such alternatives on the value of securities that are linked to or otherwise related to LIBOR, such as the Notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect LIBOR rates during the term of the Notes, your return on the Notes and the trading market for LIBOR-based securities.

♦	LIBOR may be replaced by a successor or substitute rate if it is discontinued or ceased to be published — If the Calculation Agent determines in its sole discretion on or prior to the Final Valuation Date that LIBOR for three-month deposits in U.S. dollars has been discontinued or such rate has ceased to be published permanently or indefinitely, then the Calculation Agent will use a successor or substitute rate that it has determined in its sole discretion to be (a) the industry-accepted successor rate to the discontinued 3-Month USD LIBOR or (b) if no such industry-accepted successor rate exists, the most comparable substitute rate to the discontinued 3-Month USD LIBOR. If the Calculation Agent has determined a successor or substitute rate in accordance with the foregoing, the Calculation Agent may make adjustments in its sole discretion to the definition of London business day and any other relevant methodology for calculating such successor or substitute rate, including, but not limited to, any adjustment it determines is needed to make such successor or substitute rate comparable to the discontinued 3-Month USD LIBOR, in a manner that is consistent with industry-accepted practices for such successor or substitute rate for debt obligations such as the Notes. Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the Reference Rate on the Final Valuation Date, which could adversely affect the return on and the market value of the Notes. Further, there is no assurance that the characteristics of any successor or substitute rate would be similar to 3-Month USD LIBOR, or that any successor or substitute rate would be correlated with 3-Month USD LIBOR.

♦	Contingent repayment of principal applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the Reference Rate is greater than the Downside Threshold.

♦	The probability that the Final Reference Rate will be less than the Downside Threshold will depend on the volatility of the Reference Rate — Volatility is a measure of the degree of variation in the Reference Rate over a period of time. The greater the expected volatility at the time the terms of the Notes are set, the greater the expectation is at that time that the Final Reference Rate will be less than the Downside Threshold, which would result in a loss of a significant portion or all of your principal at maturity. However, the Reference Rate’s volatility can change significantly over the term of the Notes. The Reference Rate could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Rate and the potential loss of a significant portion or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. We will not pay compensation to the Agents in connection with the distribution of the Notes.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Reference Rate.

♦	Potential Barclays Bank PLC impact on the Reference Rate — Trading or transactions by Barclays Bank PLC or its affiliates in the Reference Rate and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Reference Rate may adversely affect the Reference Rate and, therefore, the market value of the Notes.

♦	The Final Reference Rate is not based on the Reference Rate at any time other than the Final Valuation Date — The Final Reference Rate will be based solely on the Reference Rate on the Final Valuation Date and the payment at maturity will be based solely on the Final Reference Rate as compared to the Initial Reference Rate. Therefore, if the Reference Rate has declined as of the Final Valuation Date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the Final Reference Rate been determined at a time prior to such decline or after the Reference Rate has recovered. Although the Reference Rate on the Maturity Date or at other times during the term of your Notes may be higher than the Reference Rate on the Final Valuation Date, you will not benefit from the Reference Rate at any time other than the Final Valuation Date.

♦	The historical Reference Rates are not an indication of future Reference Rates — In the past, the Reference Rate has experienced significant fluctuations. Historical Reference Rates, fluctuations and trends are not necessarily indicative of future Reference Rates. Any historical upward or downward trend in the Reference Rate is not an indication that the Reference Rate is more or less likely to increase or decrease at any time during the term of the Notes, and you should not take the historical Reference Rates as an indication of future Reference Rates. There can be no assurance that the Reference Rate will not decline to below the Downside Threshold, in which case you will lose a significant portion or all of your principal at maturity.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the Reference Rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Reference Rate;

♦	the time to maturity of the Notes;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Rate. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Rate and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, such as selecting dealer quotations or determining the Reference Rate when the Reference Rate is otherwise unavailable, or, if the Reference Rate is discontinued or ceases to be published permanently or indefinitely, the Calculation Agent will select a successor or substitute rate and may make certain adjustments to the terms of the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-15 of this pricing supplement.

Hypothetical Examples and Return Table of the Notes at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $1,000 principal amount Note on a hypothetical offering of Notes under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes. The examples and table below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 1 year
Hypothetical Coupon Rate:	11.00% per annum (or 2.75% per quarter) (the bottom of the range of 11.00% to 12.00% per annum)
Hypothetical Quarterly Coupon**:	$27.50 per quarter
Hypothetical Initial Reference Rate:	2.50000%
Hypothetical Downside Threshold:	1.87500% (which is 75% of the hypothetical Initial Reference Rate)

* Terms used for the purposes of these hypothetical examples may not represent the actual Coupon Rate per annum, Initial Reference Rate or Downside Threshold. The actual Coupon Rate per annum will be set on the Trade Date. The hypothetical Downside Threshold represents a decrease of only 0.62500 percentage points from the hypothetical Initial Reference Rate. Accordingly, a very small absolute percentage point change in the Reference Rate can result in a significant loss on the Notes, and an investment in the Notes is highly risky. The actual Initial Reference Rate and resulting Downside Threshold will be based on the Reference Rate on the Trade Date and the actual Final Reference Rate will be the Reference Rate on the Final Valuation Date. For historical Reference Rates, please see the historical information set forth under the section titled “3-Month USD LIBOR” below. We cannot predict the Reference Rate on any day during the term of the Notes, including on the Final Valuation Date.

** The Quarterly Coupon is a fixed amount payable quarterly based on the per annum Coupon Rate.

Final Reference Rate	Percentage Increase / Decrease of Reference Rate	Reference Rate Return[1]	Payment at Maturity (excluding Quarterly Coupons)	Return on Notes at Maturity (excluding Quarterly Coupons)[2]	Total Payments on the Notes (including Quarterly Coupons)	Total Return on Notes at Maturity (including Quarterly Coupons)[2]
4.50000%	80.000%	80.000%	$1,000.00	0.000%	$1,110.00	11.000%
4.25000%	70.000%	70.000%	$1,000.00	0.000%	$1,110.00	11.000%
4.00000%	60.000%	60.000%	$1,000.00	0.000%	$1,110.00	11.000%
3.75000%	50.000%	50.000%	$1,000.00	0.000%	$1,110.00	11.000%
3.50000%	40.000%	40.000%	$1,000.00	0.000%	$1,110.00	11.000%
3.25000%	30.000%	30.000%	$1,000.00	0.000%	$1,110.00	11.000%
3.00000%	20.000%	20.000%	$1,000.00	0.000%	$1,110.00	11.000%
2.87500%	15.000%	15.000%	$1,000.00	0.000%	$1,110.00	11.000%
2.75000%	10.000%	10.000%	$1,000.00	0.000%	$1,110.00	11.000%
2.62500%	5.000%	5.000%	$1,000.00	0.000%	$1,110.00	11.000%
2.50000%	0.000%	0.000%	$1,000.00	0.000%	$1,110.00	11.000%
2.37500%	-5.000%	-5.000%	$1,000.00	0.000%	$1,110.00	11.000%
2.25000%	-10.000%	-10.000%	$1,000.00	0.000%	$1,110.00	11.000%
2.00000%	-20.000%	-20.000%	$1,000.00	0.000%	$1,110.00	11.000%
1.87500%	-25.000%	-25.000%	$1,000.00	0.000%	$1,110.00	11.000%
1.87490%	-25.004%	-25.004%	$749.96	-25.004%	$859.96	-14.004%
1.75000%	-30.000%	-30.000%	$700.00	-30.000%	$810.00	-19.000%
1.50000%	-40.000%	-40.000%	$600.00	-40.000%	$710.00	-29.000%
1.25000%	-50.000%	-50.000%	$500.00	-50.000%	$610.00	-39.000%
1.00000%	-60.000%	-60.000%	$400.00	-60.000%	$510.00	-49.000%
0.75000%	-70.000%	-70.000%	$300.00	-70.000%	$410.00	-59.000%
0.50000%	-80.000%	-80.000%	$200.00	-80.000%	$310.00	-69.000%
0.25000%	-90.000%	-90.000%	$100.00	-90.000%	$210.00	-79.000%
0.00000%	-100.000%	-100.000%	$0.00	-100.000%	$110.00	-89.000%
-0.25000%	-110.000%	-100.000%	$0.00	-100.000%	$110.00	-89.000%
-0.50000%	-120.000%	-100.000%	$0.00	-100.000%	$110.00	-89.000%
-0.75000%	-130.000%	-100.000%	$0.00	-100.000%	$110.00	-89.000%
-1.00000%	-140.000%	-100.000%	$0.00	-100.000%	$110.00	-89.000%
-1.25000%	-150.000%	-100.000%	$0.00	-100.000%	$110.00	-89.000%

[1]	The Reference Rate Return will not be less than -100%, even if the Final Reference Rate is negative.
[2]	The “return” is the number, expressed as a percentage, that results from comparing the payment per Note to the purchase price of $1,000 per Note.

Example 1 — The Reference Rate increases by 1.25000 percentage points from the Initial Reference Rate of 2.50000% to a Final Reference Rate of 3.75000%, resulting in a Reference Rate Return of 50.000%.

Because the Final Reference Rate is greater than or equal to the Downside Threshold, the Issuer will pay the principal amount equal to $1,000 plus the Quarterly Coupon otherwise due.

The payment at maturity of $1,000.00 per Note (excluding Quarterly Coupons) represents a return on the Notes of 0.000%. The total payment on the Notes over their term (including Quarterly Coupons) is $1,110.00 per Note, representing a total return on the Notes of 11.000%.

Even though the Reference Rate Return is 50.000% in this example, your return is limited to the Quarterly Coupons paid over the term of the Notes. You will not participate in any increase in the Reference Rate.

Example 2 — The Reference Rate decreases by 0.50000 percentage points from the Initial Reference Rate of 2.50000% to a Final Reference Rate of 2.00000%, resulting in a Reference Rate Return of -20.000%.

Because the Final Reference Rate is greater than or equal to the Downside Threshold, the Issuer will pay the principal amount equal to $1,000 plus the Quarterly Coupon otherwise due.

The payment at maturity of $1,000.00 per Note (excluding Quarterly Coupons) represents a return on the Notes of 0.000%. The total payment on the Notes over their term (including Quarterly Coupons) is $1,110.00 per Note, representing a total return on the Notes of 11.000%.

Example 3 — The Reference Rate decreases by 1.75000 percentage points from the Initial Reference Rate of 2.50000% to a Final Reference Rate of 0.75000%, resulting in a Reference Rate Return of -70.000%.

Because the Final Reference Rate is less than the Downside Threshold, in addition to the Quarterly Coupon otherwise due, the Issuer will pay a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Reference Rate Return)

$1,000 + ($1,000 × -70.000%) = $1,000 + -$700 = $300.00

The payment at maturity of $300.00 per Note (excluding Quarterly Coupons) represents a loss of 70.000% of the principal amount of the Notes. The total payment on the Notes over their term (including Quarterly Coupons) is $410.00 per Note, representing a total return on the Notes of -59.000%. As this example illustrates, because, if the Final Reference Rate is less than the Downside Threshold, the payment at maturity is based on the percentage change of the Reference Rate from the Initial Reference Rate to the Final Reference Rate, a very small absolute percentage point change in the Reference Rate can result in a significant loss on the Notes. In this example, while the absolute percentage point change in the Reference Rate is only 1.75000%, that movement actually represents a 70% decline from the Initial Reference Rate to the Final Reference Rate, and investors would lose 70% of their principal amount at maturity.

If the Final Reference Rate is less than the Downside Threshold, at maturity the Issuer will repay less than the full principal amount, if anything, resulting in a percentage loss on your investment equal to the decline of the Reference Rate from the Trade Date to the Final Valuation Date.

Example 4 — The Reference Rate decreases by 3.75000 percentage points from the Initial Reference Rate of 2.50000% to a Final Reference Rate of -1.25000%, resulting in a Reference Rate Return of -100.000%.

Because the Final Reference Rate is less than the Downside Threshold, in addition to the Quarterly Coupon otherwise due, the Issuer will pay a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Reference Rate Return)

$1,000 + ($1,000 × -100.000%) = $1,000 + -$1,000 = $0.00

The payment at maturity of $0.00 per Note (excluding Quarterly Coupons) represents a loss on the entire principal amount of the Notes. The total payment on the Notes over their term (including Quarterly Coupons) is $110.00 per Note, representing a total return on the Notes of
-89.000%. As this example illustrates, the Final Reference Rate may be negative, which would result in a decline from the Initial Reference Rate of more than 100%. However, the Reference Rate Return will not be less than -100% and the payment at maturity will not be less than $0, even if the percentage decline from the Initial Reference Rate to the Final Reference Rate is greater than 100%. If the Final Reference Rate is zero or negative, you will lose all of your principal.

What Are the Tax Consequences of an Investment in the Notes?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a derivative position in the nature of a put option (the “Derivative”) with respect to the Reference Rate, secured by a cash deposit equal to the initial issue price of the Notes (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each Quarterly Coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Derivative (“Derivative Premium”). We will determine the portion of each Quarterly Coupon payment that we will allocate to interest on the Deposit and to Derivative Premium, respectively, and will provide that allocation in the pricing supplement for the Notes. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Derivative Premium will not be taken into account prior to the taxable disposition of the Notes (including upon early redemption or at maturity). Assuming that you are an initial purchaser of Notes purchasing the Notes at the initial issue price for cash, (i) if your Notes are called or held to maturity and the Derivative expires unexercised (i.e., you receive a cash payment (not including the final Quarterly Coupon payment) at maturity equal to the amount of the Deposit), you will recognize gain in an amount equal to the total Derivative Premium, and (ii) if, instead, the Derivative is deemed to be exercised at maturity (i.e., you receive a cash payment at maturity (not including the final Quarterly Coupon payment) that is less than the amount of the Deposit), you will recognize gain or loss in an amount equal to the difference between (x) the total Derivative Premium and (y) the cash settlement value of the Derivative (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final Quarterly Coupon payment). Although not free from doubt, this gain or loss should be treated as capital gain or loss and should be short-term capital gain or loss.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. For instance, a Note could be treated as a notional principal contract secured by a cash deposit, in which case you may be required to accrue each interest payment as income (possibly prior to its receipt, e.g., where a payment is due after a taxable year-end), and any gain or loss that you recognize upon the maturity of your Note would likely be treated as ordinary income or loss. Furthermore, in the event of a loss, if you are an individual, your deduction may be entirely disallowed.

Other alternative treatments are possible, under which you could be required to include amounts in income during the term of your Notes different from those described above.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Derivative Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Derivative.

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Derivatives and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The preceding discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest or other “fixed or determinable, annual or periodical” income) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Consistent with the position described above, below are the portions of each Quarterly Coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Derivative Premium:

Coupon Rate per Annum(1)	Interest on Deposit per Annum(1)	Put Premium per Annum(1)
11.00 – 12.00%	%	%

(1) To be determined on the Trade Date.

3-Month USD LIBOR

3-Month USD LIBOR is the average interest rate estimated by leading banks in London that they would be charged if borrowing from other banks for a period of three months without pledging any collateral or security. For more information about how the Reference Rate will be determined, see “Supplemental Terms of the Notes” in this pricing supplement.

Historical Information

The following graph sets forth the historical performance of the Reference Rate from January 2, 2008 through May 23, 2019, based on daily Reference Rates. The Reference Rate on May 23, 2019 was 2.52063%. The dotted line represents a hypothetical Downside Threshold of 1.89047%, which is equal to 75% of the Reference Rate on May 23, 2019. The actual Downside Threshold will be based on the Reference Rate on the Trade Date.

We obtained the Reference Rates from Bloomberg Professional® service, without independent verification. Historical performance of the Reference Rate should not be taken as an indication of future performance. Future performance of the Reference Rate may differ significantly from historical performance, and no assurance can be given as to the Reference Rate during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Rate will not result in a loss of your principal amount.

When reviewing the historical performance of the Reference Rate in the below graph, it is important to understand that a very small absolute percentage point change in the Reference Rate can result in a significant loss on the Notes. If the Final Reference Rate is zero or negative, you will lose all of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price indicated on the cover of this pricing supplement. All sales of the Notes will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $1,000 per Note and will not receive a sales commission.

We expect that delivery of the Notes will be made against payment for the Notes on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.